                                             Exhibit 99.2
[Letterhead of DynaEnergetics]

DynaEnergetics Enters Principal Partner Agreement with Weatherford International;
Launches Commercial Sales of DynaStage™ Perforating System

Principal Partner Agreement Positions Weatherford as First Oilfield Service Company to Offer Factory-Assembled, Performance-Assured DynaStage Syste

BOULDER, Colo. - October 2, 2015 - DynaEnergetics, a business of Dynamic Materials Corporation (Nasdaq: BOOM), today announced it has entered into a Principal Partner Agreement with Weatherford International plc, one of the world’s largest oil and natural gas service companies. Under the agreement, Weatherford becomes the first oilfield service company to deploy DynaEnergetics’ revolutionary DynaStage product, a factory-assembled, performance-assured well perforating system incorporating the safety features of DynaEnergetics’ advanced detonator technologies.

The DynaStage system utilizes the latest generation of the Company’s integrated, intrinsically safe switch detonator, which was introduced approximately two years ago and has been used in more than 300,000 select-fire perforations without a single safety incident. The new DynaStage detonator arms the DynaStage system upon insertion, and eliminates the need for field wiring. DynaStage is being assembled at manufacturing facilities in Pennsylvania and Texas.

The Agreement ensures DynaEnergetics will meet pre-determined inventory and pricing commitments as Weatherford incorporates DynaStage into its U.S. well-completion operations and advances its expansion objectives. DynaEnergetics also will provide technical, logistical and field support, as well as training, sales and marketing assistance. The agreement follows a six-month field-testing partnership conducted by both companies. Financial terms of the agreement were not disclosed.

“The commercial introduction of DynaStage is a milestone achievement for both DynaEnergetics and Weatherford,” said Francisco Marcano, corporate vice president of DMC and general manager of DynaEnergetics, Americas. “Through this partnership, we are collectively providing the U.S. oil and gas industry with a step change in perforating safety, reliability and efficiency.”

About DynaEnergetics
DynaEnergetics’ innovative perforating systems make a measureable impact on well productivity, completion cost and safety. As the only global perforating manufacturer that designs, manufactures and qualifies all of its equipment and accessories in-house, DynaEnergetics ensures unmatched performance and the lowest total cost of operations. For more information, visit www.DynaEnergetics.com.

About DMC
Based in Boulder, Colorado, DMC operates in two sectors: industrial infrastructure and oilfield products and services.  The industrial infrastructure sector is served by DMC’s NobelClad business, the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors.  The oilfield products and services sector is served by DynaEnergetics, an international developer, manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells. For more information, visit the Company’s website at: http://www.dmcglobal.com.

CONTACTS:
For DynaEnergetics:
Francisco Marcano
Corporate Vice President, DMC; General Manager, DynaEnergetics Americas
Office 1.832.205.5061
FMarcano@dmcglobal.com

For DMC Investors:
Geoff High, Director of Investor Relations
303-604-3924